December 2, 2005


Mail Stop 4561


Mr. Adam Wasserman
Chief Financial Officer
Genesis Technology Group, Inc.
7900 Glades Road, Suite 420
Boca Raton, FL  33434

      Re:	Genesis Technology Group, Inc.
      Form 10-KSB for the year ended September 30, 2004
      Filed January 19, 2005
      File No. 333-86347

Dear Mr. Wasserman:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



      Linda van Doorn
      Senior Assistant Chief Accountant













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